For Immediate Release

Ferro Updates Fourth Quarter 2008 Estimates,
Declares Lower Quarterly Dividend

CLEVELAND, Ohio – January 30, 2009 – Ferro Corporation (NYSE: FOE, the “Company”) reported today that deteriorating conditions in the global economy resulted in significantly lower than expected demand for its products in the three months ended December 31, 2008. The Company now expects to report net sales for the fourth quarter of 2008 in the range of $430 million to $435 million, or approximately 25 percent below the same period in 2007. The decline in sales, relative to the Company’s expectations for the fourth quarter, was driven primarily by reduced customer demand in the Performance Coatings, Color and Glass Performance Materials, Polymer Additives and Specialty Plastics segments.

As a result of the reduced sales, Ferro now expects to report a loss for the fourth quarter of approximately 17 cents per share, excluding special gains and charges, despite aggressive, ongoing efforts to reduce costs and conserve cash. Ferro’s prior estimate for the 2008 fourth quarter was for net sales in the range of $500 million to $550 million and earnings in the range of $0.33 to $0.38 per share, which included an estimated gain of approximately 31 cents per share related to the sale of the Company’s Fine Chemicals business and estimated charges of 13 cents per share related to manufacturing rationalization activities.

“Ferro’s improved performance in the first three quarters of 2008 demonstrated the benefits of the Company’s worldwide restructuring and cost control initiatives,” said Chairman, President and Chief Executive Officer James F. Kirsch. “Despite the sharp decline in worldwide economic activity during the fourth quarter, our full-year 2008 earnings are expected to show improvement from 2007 when adjusted for special charges, the gain from the sale of our Fine Chemicals business and discontinued operations.”

In addition, Ferro announced that its Board of Directors has declared a quarterly dividend of $0.01 per share on the Company’s common stock. The dividend is payable on March 10, 2009 to shareholders of record on February 13, 2009. The dividend, at this lower level would, if annualized, reduce the Company’s cash outlays by approximately $23.6 million. It will also strengthen the balance sheet during a period of reduced customer demand and limited visibility of near-term global economic performance.

“We are seeing a world economy that is dramatically different than it was as recently as three months ago,” said Mr. Kirsch. “Strong actions, such as lowering our dividend, will conserve cash and strengthen our balance sheet. Initiatives to reduce costs and expenses produced strong year-over-year earnings improvement through the first ten months of 2008, but were not sufficient to offset the abrupt global slowdown in the fourth quarter. We continue to improve our cost structure through decisive actions, including our European restructuring; closing of excess manufacturing capacity; cuts in selling, general and administrative expense; and production staffing reductions. As our customers reset their production volume requirements, we will work closely with them, so that we can resume progress toward our long-term profitability goals once our customers and the broader worldwide economy begin to recover.”

Among the cost and expense reduction actions Ferro has initiated are:

•	Headcount reductions at locations around the world which reduced total employment by approximately 12 percent during 2008, with approximately two-thirds of the reductions occurring in the fourth quarter. Total employment was approximately 5,865 at year-end 2008. Additional staff reductions continue to be considered.

•	The fourth and final major phase of restructuring within Ferro’s Inorganics business in Europe. This phase, to be completed over two years, will reduce annual costs by approximately $14 million, reduce headcount by approximately 125, and will result in the closure of the Company’s manufacturing facility in Limoges, France. These actions are part of the previously announced plan to reduce costs by $40 million to $50 million within the European Inorganics business.

•	The closing of a pigments plant in Toccoa, Georgia, completed in December 2008. The action is expected to generate savings of $3 million to $4 million annually.

•	Production reductions, extended holiday and post-holiday shutdowns and reduced staffing at manufacturing sites worldwide. The Company’s manufacturing facilities around the world have implemented reduced work weeks where customer orders do not support full-time operations.

•	A 50 percent reduction in capital spending for 2009.

•	A worldwide hiring freeze and elimination of most 2009 wage increases for salaried and non-contract employees.

•	Significant reductions in discretionary expenses, including travel.

•	Improved working capital performance, primarily through reductions in inventory.

As part of its overall response to the challenges of reduced customer demand, Ferro has also taken steps to strengthen its balance sheet and conserve cash. Total debt, including off balance sheet receivables financing, was reduced by more than $100 million, to approximately $605 million on December 31, 2008 from $713 million on September 30, 2008, as a result of the proceeds from the sale of the Fine Chemicals business, reductions in working capital, and cost and expense reductions.

Ferro expects it will record non-cash impairments to goodwill and other assets in the 2008 fourth quarter as a result of the Company’s expected financial performance in the 2008 fourth quarter and a reduced outlook for 2009. The expected fourth quarter impairments are related to tile products in the Company’s Performance Coatings segment, the Specialty Plastics segment, and dielectric products in the Electronic Materials segment. The Company will quantify these charges and provide additional details when it releases its fourth quarter and full year 2008 financial results.

Non-GAAP Financial Measures

For the purpose of this press release, the Company references a loss per share, excluding special gains and losses. The measure is not determined in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliations cannot be provided at this time because the components to net income have not been finalized.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 5,800 employees globally and reported 2007 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	We depend on reliable sources of energy and raw materials, including petroleum-based materials, and other supplies, at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains, improved purchasing techniques, and restructuring activities, but we may not be successful in achieving the desired improvements.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending, and such demand may be impacted by macroeconomic circumstances and uncertainties in credit markets.

•	The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect our sales and operating profits.

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and the economic environment and credit market could interrupt our access to capital markets, borrowings or financial transactions to hedge certain risks, which could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in our credit facilities, and those covenants could affect our flexibility in funding strategic initiatives and lead to challenges in meeting our liquidity requirements.

•	We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability.

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate and party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	Our restructuring initiatives may not provide sufficient cost savings to justify their expense.

•	We are exposed to intangible asset risk.

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

Additional information regarding these risk factors can be found in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com